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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 5                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK BOX IF NO LONGER               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            OMB NUMBER:       3235-0362
    SUBJECT TO SECTION 16.                                                                              EXPIRES:  DECEMBER 31, 2001
    FORM 4 OR FORM 5 OBLI-    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    GATIONS MAY CONTINUE.        Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 1.0
    SEE INSTRUCTION 1(b).                Section 30(f) of the Investment Company Act of 1940           -----------------------------
/ / FORM 3 HOLDINGS REPORTED
/ / FORM 4 TRANSACTIONS REPORTED
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1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
                                                                                                  to Issuer (Check all applicable)
   Rothstein   Norman                          H Power Corp. ("HPOW")                              Director         x 10% Owner
                                                                                               ----               ----
-------------------------------------------------------------------------------------------        Officer (give      Other (specify
   (Last)       (First)      (Middle)       3. IRS or Social Security  4. Statement for        ----         title ----       below)
                                               Number of Reporting        Month/Year                        below)
  311 Links Drive West                         Person (Voluntary)         December 31, 2000
                                                                                                     --------------------------
-------------------------------------------                            -------------------------------------------------------------
                (Street)                                               5. If Amendment,       7. Individual or Joint/Group Reporting
                                                                          Date of Original             (check applicable line)
                                                                           (Month/Year)         x Form Filed by One Reporting Person
                                                                                               ---
                                                                                                  Form filed by More than One
  Oceanside     New York       11572                                                              Reporting Person
                                                                                               ---
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   (City)       (State)         (Zip)       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security             2. Trans-  3. Transac-   4. Securities Acquired (A) or  5. Amount of    6. Owner-     7. Nature of
   (Instr. 3)                       action     tion          Disposed of (D)                Securities      ship          Indirect
                                    Date       Code          (Instr. 3, 4 and 5)            Beneficially    Form:         Beneficial
                                               (Instr. 8)                                   Owned at        Direct        Ownership
                                   (Month/                                                  end of          (D) or        (Instr. 4)
                                    Day/                  ------------------------------    Issuer's        Indirect
                                    Year)                    Amount    (A) or    Price      Fiscal Year     (I)
                                                                       (D)                  (Instr. 3       (Instr. 4)
                                                                                            and 4)
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Common Stock, $.001 par value per   12/15/00      G          20,000     D                   2,455,000       I           By Spouse
share                                                                                                                   (1)
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Common Stock, $.001 par value per                                                             153,125       D
share
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Common Stock, $.001 par value per                                                              75,000       I           By Brother
share                                                                                                                   (2)
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Common Stock, $.001 par value per                                                           3,625,000       I           By Children
share                                                                                                                   (3)
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Common Stock, $.001 par value per                                                             125,000       I           By Self as
share                                                                                                                   trustee for
                                                                                                                        Jordan  H.
                                                                                                                        Rothstein
                                                                                                                        2000
                                                                                                                        Irrevocable
                                                                                                                        Trust(4)
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Common Stock, $.001 par value per                                                             125,000       I           By Self as
share                                                                                                                   trustee for
                                                                                                                        Nicole S.
                                                                                                                        Rothstein
                                                                                                                        2000
                                                                                                                        Irrevocable
                                                                                                                        Trust(5)
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Common Stock, $.001 par value per                                                             125,000       I           By Dynamark
share                                                                                                                   Corp. (a
                                                                                                                        company
                                                                                                                        controlled
                                                                                                                        by Self)

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*If the form is filed by more than one reporting person, see instruction 4(b)(v).                                            (Over)
                                                                                                                     SEC 2270
(3/99)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                              A CURRENTLY VALID OMB CONTROL NUMBER.
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FORM 5 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Trans-     5. Number of             6. Date Exer-
   (Instr. 3)                          sion of      action      action        Derivative               cisable and
                                       Exercise     Date        Code          Securities Ac-           Expiration
                                       Price of    (Month/      (Instr. 8)    quired (A) or            Date
                                       Deriv-       Day/                      Disposed of              Month/Day/
                                       ative        Year)                     (D)                      Year)
                                       Security                               (Instr. 3, 4, and 5)

                                                                                                    --------------------

                                                                                                     Date      Expir-
                                                                            ----------------------   Exer-     ation
                                                                                                     cisable   Date
                                                                               (A)        (D)
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Na-
   lying Securities                    of         of Deriv-      ship           ture of
   (Instr. 3 and 4)                    Deriv-     ative          of             Indirect
                                       ative      Secur-         Deriv-         Bene-
                                       Secur-     ities          ative          ficial
                                       ity        Bene-          Secur-         Owner-
                                       (Instr.    ficially       ity:           ship
                                       5)         Owned          Direct         (Instr. 4)
------------------------------------              at End         (D)
                                                  of Year        or In-
                     Amount or                    (Instr. 4)     direct
       Title         Number of                                   (I)
                     Shares                                      (Instr. 4)
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Explanation of Responses: (1) The 20,000 shares of Common Stock were a gift by
                              Cynthia Rothstein, the spouse of the Reporting
                              Person, to eight minor grandchildren. Mr.
                              Rothstein disclaims beneficial ownership of the
                              shares of Common Stock held by his spouse for
                              purposes of Section 16 of the Securities Exchange
                              Act of 1934 and for all other purposes.

                          (2) The 75,000 shares of Common Stock are held by Carl
                              Rothstein, the brother of the Reporting Person. Mr. Rothstein disclaims beneficial ownership of the shares of Common Stock held by his brother for purposes of Section 16 of the Securities Exchange Act of 1934 and for all other purposes.

                          (3) The 3,625,000 shares of Common Stock are held by
                              Allan Rothstein, (1,625,000 shares), Steven
                              Rothstein (1,000,000 shares) and Tammy Rothstein (1,000,000 shares), the children of the Reporting Person. Mr. Rothstein disclaims beneficial ownership of the shares of Common Stock held by his children for purposes of Section 16 of the Securities Exchange Act of 1934 and for all other purposes.

                          (4) Consists of shares of Common Stock owned of record
                              by the Jordan H. Rothstein 2000 Irrevocable Trust, of which the reporting person is the Trustee. Mr. Rothstein disclaims beneficial ownership of the shares of Common Stock held by the Trust for purposes of Section 16 of the Securities Exchange Act of 1934 and for all other purposes.

                          (5) Consists of shares of Common Stock owned of record
                              by the Nicole S. Rothstein 2000 Irrevocable Trust, of which the reporting person is the Trustee. Mr. Rothstein disclaims beneficial ownership of the shares of Common Stock held by the Trust for purposes of Section 16 of the Securities Exchange Act of 1934 and for all other purposes.

                                                                                  /s/ Norman Rothstein                   2/12/01
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the
form displays a currently valid OMB number.                                                                                  Page 2
                                                                                                                    SEC 2270 (7-97)
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